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                                                                    Exhibit 99.3

                                   EIMO OYJ
                               STOCK OPTION PLAN
                   FOR EMPLOYEES OF TRIPLE S PLASTICS, INC.
                             IN REPLACEMENT OF THE
                            TRIPLE S PLASTICS, INC.
                          EMPLOYEE STOCK OPTION PLAN

     WHEREAS, Eimo Oyj ("Eimo") has acquired, as of the Effective Time (as such term is defined in the Merger Agreement as defined below), all of the issued and outstanding common stock of Triple S Plastics, Inc. ("Triple S") pursuant to that certain Amended And Restated Agreement And Plan Of Merger by and among Eimo, Spartan Acquisition Corp., and Triple S, dated as of May 25, 2001 (such Agreement And Plan Of Merger, as amended, is hereinafter referred to as the "Merger Agreement"); and as a result thereof, Triple S has become a wholly-owned subsidiary of Eimo as of the Effective Time; and

     WHEREAS, Section 5.7 of the Merger Agreement provides to the effect that, as of the Effective Time, the following shall occur: (i) each outstanding Triple S Employee Stock Option and any other Triple S Option (collectively, the "Adjusted Options") shall be exchanged for a replacement Option to purchase the number of Eimo American Depositary Shares (the "Eimo ADSs"), with each Eimo ADS representing ten Eimo Series A shares deposited by Eimo with Citibank, NA, as depositary, derived by multiplying the number of shares of Triple S common stock (the "Shares") subject to such Adjusted Option immediately prior to the Effective Time by the Exchange Ratio and dividing the result by ten (rounded to the nearest whole number of Eimo ADSs), at an exercise price per Eimo ADS equal to (X) the exercise price for each such Share subject to such Adjusted Option
(Y) divided by the Exchange Ratio (Z) with the result multiplied by ten (rounded down to the nearest whole cent); (ii) all references in each such Adjusted Option to Triple S shall be deemed to refer to Eimo or to Triple S as appropriate; (iii) Eimo shall assume the obligations of Triple S under the Triple S stock option plans pertaining to the Adjusted Options; and (iv) the other terms of each replacement Option, and of the replacement plans under which each is issued, are to be substantially the same as the existing provisions of the respective corresponding Adjusted Option, and the plans under which each was issued (including, but not limited to, the Triple S Plastics, Inc. Employee Stock Option Plan - the "Triple S Plan") being replaced, subject to the provisions of Section 5.7(d) of the Merger Agreement;

     NOW, THEREFORE, this Plan is being adopted by the boards of directors of both Triple S and Eimo, as well as approved by the shareholders of Eimo, to implement the foregoing, to reflect the replacement of the Triple S Plan by this Plan as required by the Merger Agreement, and to make other changes in replacing the Triple S Plan consistent with the Merger Agreement and with the requirements of both Finnish law and the Finnish securities markets.

                                   ARTICLE I
                              GENERAL PROVISIONS

     1.1  Purpose and Scope.  The sole purpose of this Plan is for Eimo and
          -----------------
Triple S to replace the Triple S Plan as required by the Merger Agreement. The only Options to be granted pursuant to this Plan are those necessary to replace those existing Adjusted Options that were
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outstanding to employees of Triple S as of July 11, 2001 and remain outstanding as of the Effective Time into Options to acquire Eimo ADSs. No new, additional Options are to be granted under this Plan.

     1.2  Definitions.  All capitalized terms used in this Plan have the
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respective meanings where herein first defined; and, if not defined  herein, they have the same respective meanings ascribed to them in the Merger Agreement. The following words and phrases have the following respective meanings as used in this Plan:

          (a)  "Board" means the Board of Directors of Eimo.

          (b) "Committee" has the meaning as defined in Subsection 1.3(a) of this Plan.

          (c) "Company" means Eimo Oyj and any subsidiary corporation or other entity in which Eimo Oyj holds a proprietary interest, including Triple S and its subsidiaries.

          (d) "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

          (e) "Depositary" means Citibank, NA, and any successor depositary appointed by Eimo.

          (f) "Market Value" means: (i) as to any Eimo ADSs, the closing sale price for such Eimo ADSs as reported on the NASDAQ/NMS; and (ii) as to an Eimo Series A shares, the closing price of regular trading for such Eimo Series A shares as reported on the Helsinki Stock Exchange; or (iii), in either case, if such value is not available, such other estimate of fair market value as the Board shall determine.

          (g) "Option" and "Options," respectively, means any and all options to acquire Stock granted pursuant to this Plan in respect of Adjusted Options required to be converted and replaced pursuant to the terms of the Merger Agreement.

          (h) "Option Price" means the purchase price for Eimo ADSs payable upon exercise of an Option granted under this Plan, which will be equal to
     (i) the original exercise price for each Triple S Share subject to an Adjusted Option (ii) divided by the Exchange Ratio (iii) with the result multiplied by ten (rounded down to the nearest whole cent).

          (i) "Optionee" means a person to whom an Option has been granted under this Plan.

          (j) "Plan" means this Eimo Oyj Stock Option Plan For Employees Of Triple S Plastics, Inc. In Replacement Of The Triple S Plastics, Inc. Employee Stock Option Plan.

          (k) "Qualified Option" means a right to purchase Eimo ADSs granted pursuant to this Plan that is intended to qualify as an incentive stock option under Section

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     422 of the Code.

          (l) "Stock" means the Series A shares of Eimo, whether issued or issuable in the form of Eimo ADSs or in the form of Eimo Series A shares.

     1.3. Administration.
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          (a)  This Plan shall be administered by the Board or a Committee appointed by the Board, consisting of such number of persons as the Board shall determine from time to time (hereinafter, jointly and separately, the "Committee"). A majority of members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible for the operation of this Plan and the determination as to persons entitled to participate in this Plan. The interpretation and construction of any provision of this Plan by the Committee shall be final and binding.

          (b) Each person who is or shall have been a member of the Committee shall be defended, indemnified, and held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability, or expense imposed or incurred in connection with such persons taking or failing to take any action under this Plan.

     1.4. Eligibility; Grant of Options. Only those Triple S employees
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identified on the attached Exhibit A, which is incorporated herein by reference,
                           ---------
will receive Options under this Plan; and each of them will only receive the respective Options for the respective number of Eimo ADSs set forth next to such person's name on Exhibit A hereto, provided that each Adjusted Option in respect
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of which an Option under this Plan is being granted remains outstanding as of the Effective Time and is not exercised prior to the Effective Time. The respective number of Eimo ADSs covered by each Option to be granted under this Plan to the respective Triple S employees listed on Exhibit A is to be derived
                                                    ---------
by multiplying the number of Triple S Shares subject to each such employee's respective outstanding Adjusted Options immediately prior to the Effective Time by the Exchange Ratio and dividing the result by ten (rounded to the nearest whole number of Eimo ADSs).

     1.5. Shares Subject To Plan. The maximum number of shares of Stock subject
          ----------------------
to Options to be granted under this Plan shall be 138,150 Eimo ADSs or 1,381,500 Eimo Series A shares, subject to adjustment as provided in Section 1.7 below; and the Board hereby reserves such numbers of shares of Stock for issuance pursuant to this Plan. If any outstanding Option expires or is terminated for any reason before the end of the term for this Plan, the shares of Stock covered by such Option shall cease to be reserved for issuance under this Plan.

     1.6. Terms and Conditions of Option.  Options granted pursuant to this
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Plan shall be authorized by the Committee and shall be evidenced by agreements in substantially the form as attached hereto as Exhibit B, which is incorporated
                                                ---------
herein by reference, including, without limitation, provisions covering the following:

          (a)  Option Price.   The Option Price for an Option granted under this
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     Plan shall be as set forth in each Optionee's individual Option agreement, which price shall be determined as specified in Subsection 1.2(h) of this Plan.

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          (b)   Time and Method of Payment. The Option Price shall be paid in
                --------------------------
     full at the time an Option is exercised. Such payment may be made in cash or by certified check, bank draft, or money order.

          (c)    Number of Shares. Each Option shall state the total number of
                 ----------------
     Eimo ADSs or Eimo Series A shares to which it pertains.

          (d)    Option Period and Limitations on Exercise of Options. Each
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     Option granted under this Plan will expire on the same respective date as the Adjusted Option for which a replacement Option is being granted under this Plan would have expired (subject to prior termination as hereinafter provided). Each Option agreement will provide that: (i) there shall be no exercise at any one time as to fewer than fifty (50) Eimo ADSs or two hundred (200) Eimo Series A shares, unless fewer than fifty (50) Eimo ADSs or two hundred (200) Eimo Series A shares remain to be purchased under the Option being exercised; (ii) Options may not be exercised for fractional Eimo ADSs or for fractional Eimo Series A shares; and (iii) replacement Options granted under this Plan also may not be exercised, in whole or in part, with respect to the same comparable number of shares of Stock and during the same period or periods of time specified in the respective original option agreements pursuant to which the Adjusted Options would not have been exercisable.

          (e)    Termination of Employment. An Optionee's Options shall
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     terminate as provided in the pertinent Option agreement upon the termination of his or her employment by Triple S; provided, however, the
                                                       -----------------
     Committee may, in its discretion in any particular case subsequent to the time of granting of the Option, specify that all or part of an Optionee's Options may be exercisable upon such termination or for a certain period of time after termination. Without limiting the discretion of the Committee to devise termination procedures that it deems appropriate in a given case, the Committee may follow one or more of the following policies:

          (i) to permit an Optionee to exercise all Options that are exercisable as of the date of termination;

          (ii) to accelerate the vesting of any nonvested Option, in whole or in part, and permit their exercise on termination;

          (iii) to permit an Optionee to exercise Options after termination during the balance of their original term; or

          (iv) to permit an Optionee who dies or becomes totally and permanently disabled while employed by the Company to exercise (or have his or her estate, personal representative or beneficiary exercise) Options during the balance of the original term.

     The decision of the Committee to permit any one or more of the foregoing accelerations or exercises may result in a Qualified Option being treated as a nonqualified Option for tax purposes; and, in any such event, the Company shall have no responsibility for any adverse tax consequence to the Optionee.

          (f)    Nonassignability. Options shall not be transferable other than
                 ----------------
     by will or

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     by the laws of descent and distribution, and during an Optionee's lifetime shall be exercisable only by the Optionee or his guardian or legal representative. The Committee, in its sole and absolute discretion, may, in the event it deems the same desirable to assure compliance with applicable U.S. federal and state securities laws and those of the Republic of Finland, issue appropriate stop transfer instructions to the Depositary for the Eimo ADSs and/or the Finnish Central Securities Depositary or other register or transfer agent for the Eimo Series A shares and also may legend all ADRs evidencing Eimo ADS and/or make book entry notations for Eimo Series A shares issued pursuant to the exercise of any Option setting forth appropriate transfer restrictions, including the following: (i) that they may not be sold or otherwise transferred without an effective registration statement for such securities under the U.S. federal Securities Act of 1933, as amended, or unless an exemption from registration under such act is available for such sale or transfer; and (ii) that, prior to any such sale or transfer, the holder thereof must deliver to the Depositary, in the case of Eimo ADSs, and to the Company, in the case of Eimo Series A shares, an opinion of counsel reasonably satisfactory to the Depositary or the Company, as the case might be, setting forth that such restricted securities are transferable by the holder thereof under applicable securities laws and the other transfer restrictions, if any, contained in the restrictive legend in question.

     1.7.  Effect of Change in Stock Subject to the Plan.  The aggregate number
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of shares of Stock available for Options under this Plan, the number of  Eimo
ADSs or Eimo Series A shares subject to any Option, and the exercise price per Eimo ADS or per Eimo Series A share shall all be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Stock subsequent to the Effective Date of this Plan resulting from: (i) a subdivision or consolidation of shares of Stock or any other capital adjustment of Eimo;
(ii) the payment of a Stock dividend; or (iii) other increase or decrease in the number of issued and outstanding shares of Stock effected without receipt of consideration by the Company. If Eimo is the surviving corporation in any merger or consolidation or if Eimo is merged into a wholly-owned subsidiary for the purpose of changing the jurisdiction of its organization, each Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of Eimo, or as of the effective date for a merger or consolidation in which Eimo is not the surviving corporation, except as provided above, all Options outstanding under this Plan shall terminate unless other provisions have been made in any outstanding Option agreement.

     1.8.  Notification of Exercise.  Options shall be exercised by written
           ------------------------
notice directed to the Chief Financial Officer of Eimo at the principal executive offices of Eimo (initially in Lahti, Finland) or such other place as Eimo shall, from time to time, designate by notice to the Optionees. Exercise by an Optionee's heir or personal representative shall be accompanied by evidence of his or her authority to act, in form reasonably satisfactory to Eimo.


                                  ARTICLE II.
                            QUALIFIED STOCK OPTIONS

     2.1.  Terms of Qualified Stock Options.  Each Qualified Option granted
           --------------------------------
under this

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Plan will be exercisable during the same term as the respective corresponding
Adjusted Option that it replaces would have been exercisable (subject to prior termination as hereinafter provided).

     2.2.  Limitations on Options.  All Adjusted Options that were originally
           ----------------------
granted as incentive stock options under Section 422 of the Code ("ISOs") are intended to be converted into, and replaced with Qualified Options. However, if any of the restrictions concerning the amount of ISOs that become exercisable in any calendar year or concerning the exercise price at which they are granted were not fully complied with at the time such Adjusted Options were originally granted, then such event might result in a Option granted under this Plan that is intended to be a Qualified Option being treated as a nonqualified Option for tax purposes; and, in any such event, the Company shall have no responsibility for any adverse tax consequences to the Optionee.

     2.3.  Termination of Employment.  Subject to Section 1.6(e) above, if an
           -------------------------
Optionee ceases to be employed by the Company, his or her Qualified Options shall terminate immediately, except that if an Optionee's cessation of employment by the Company is a result of retirement with the consent of the Company, the Optionee may exercise outstanding Qualified Options that are otherwise exercisable, at any time within three (3) months after the termination of employment. Subject to Section 1.6(e) above, in the event an Optionee dies while employed by the Company or within three (3) months after having retired with the consent of the Company, the Optionee's heirs or personal representative shall have the right to exercise Qualified Options to the same extent that the deceased Optionee had at the date of death.

     2.4.  Continued Employment.  Whether military, government, or other service
           --------------------
will constitute a leave of absence or a termination of employment shall be determined in each case by the Committee, in its sole and absolute discretion, and any determination by the Committee shall be final and conclusive.

     2.5.  Interpretation.  In interpreting this Article II of this Plan and the
           --------------
provisions of individual Option agreements, the Committee shall be governed by the principles and requirements of the pertinent provisions of the Code.

                                 ARTICLE III.
                          NONQUALIFIED STOCK OPTIONS

     3.1.  Terms of Nonqualified Options.   Each nonqualified Option granted
           -----------------------------
under this Plan will be exercisable during the same term as the respective corresponding Adjusted Option that it replaces would have been exercisable (subject to prior termination as hereinafter provided).

     3.2.  Termination of Employment.  Subject to Section 1.6(e) above, each
           -------------------------
nonqualified Option granted under this Plan will provide substantially the same limitations on the exercise thereof after termination of employment as specified in the respective corresponding Adjusted Option that it replaces.

     3.3.  Additional Terms.   Each nonqualified Option granted under this Plan
           ----------------
will contain substantially the same additional terms and conditions (including, but not limited to, a cash award for any federal tax liability suffered by the Optionee upon the grant and/or exercise

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

of a nonqualified Option) as specified in the respective corresponding Adjusted Option that it replaces.

                                  ARTICLE 1V.
                             ADDITIONAL PROVISIONS

     4.1.  Shareholder Approval. This Plan, to the extent possible under Finnish
           --------------------
law, shall be adopted by the boards of directors of both Triple S and Eimo, as well as approved by the shareholders of Eimo, effective as of the Effective Time of the Merger. From and after the Effective Time, this Plan shall supersede the Triple S Plan and, together with the respective individual Option agreements contemplated hereby, shall constitute the sole and entire agreement among all of the Optionees, Triple S, and Eimo concerning the subject matters set forth therein. If the Merger does not become effective, then (i) as to Eimo, this Plan shall be null and void; and (ii) as to Triple S, this Plan shall be null and void, and the Triple S Plan, as in effect prior to the termination of the Merger, shall continue in full force and effect.

     4.2.  Compliance With Other Laws and Regulations.  This Plan, the grant and
           ------------------------------------------
exercise of Options, and the obligation of Eimo to sell and deliver shares of Stock under Options, shall be subject to: (i) all applicable international, federal, state, and other laws, rules, and regulations; and (ii) such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue, deliver, record, or recognize the issuance of any Stock prior to the completion of any registration or qualification of such Stock under any such applicable law, or any ruling or regulation of any government body that the Board, in its sole and absolute discretion, determines to be necessary or advisable.

     4.3.  Amendments.  The Committee may discontinue this Plan at any time, and
           ----------
may amend it from time to time, but no amendment, without approval by the shareholders of Eimo, may: (i) increase the total number of shares of Stock that may be issued under this Plan or to any individual under this Plan; (ii) reduce the Option Price for shares of Stock that may be purchased pursuant to Options granted under this Plan; (iii) extend the period during which Options may be granted; or (iv) modify the eligibility requirements for participation in this Plan. Other than as expressly permitted under this Plan, no outstanding Option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.

     4.4.  No Rights As Shareholder. Promptly after the exercise of an Option
           ------------------------
and the payment of the full Option Price, the Optionee shall, subject to applicable law and the terms of the deposit agreement between Eimo and the Depositary, be entitled to the following, as applicable: (i) in the case of Eimo ADSs to be held indirectly through the Optionee's broker in book entry form through the Depositary Trust Company ("DTC"), entry of DTC or its nominee (currently "Cede & Co.") into the transfer books of the Depositary's registrar (the "Registry") as the holder of such Eimo ADSs (and in such cases, the Optionee must rely upon the procedures of the DTC and of the Optionee's broker regarding the exercise of any and all rights pertaining to such Eimo ADSs); (ii) in the case of Eimo ADSs to be evidenced by an American Depositary Receipt (an "ADR"), entry of the Optionee into the Registry of the Depositary as the holder of such Eimo ADSs and issuance to the Optionee of an ADR certificate evidencing such Eimo ADSs as being held by the Depositary for the benefit of the Optionee; and (iii) in the case of Eimo Series A shares, book entry of the Optionee into the register of Eimo Series A shareholders

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(the "Register"), which is maintained by Finnish Central Securities Depositary
(the "FCSD"), as the holder of such Eimo Series A shares. No Optionee shall have any rights as a holder with respect to any shares of Stock subject to his or her Option prior to: (a) in the case of Eimo ADSs, entry of the Optionee, DTC, or DTC's nominee, as the case might be, into the Depositary's Registry as the record holder of such Eimo ADSs; and (b) in the case of Eimo Series A shares, entry of the Optionee into the Register of the FCSD as the record holder of such Eimo Series A shares. No adjustment will be made for dividends or other rights for which the record date is prior to such entry on the Depositary's Registry or such entry on the Register of the FCSD, as applicable, except as otherwise provided in Section 1.7 hereof.

     4.5.  Tax Withholding.  The exercise of any Option under this Plan is
           ---------------
subject to the satisfaction of withholding tax or other withholding liabilities, if any, under international, federal, state, and local laws in connection with such exercise. The exercise of an Option shall not be effective unless applicable withholding shall have been effected or obtained in the following manner. Unless otherwise determined by the Committee, in its sole and absolute discretion, each Optionee shall satisfy any such withholding tax obligation by tendering a cash payment, certified check, bank draft, or money order equal to the amount of the withholding tax obligation.

     4.6.  Continued Employment Not Presumed.  This Plan, any document
           ---------------------------------
describing this Plan, and the grant of any Option hereunder shall not give any Optionee or other employee a right to continued employment by the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

     4.7.  Acceleration.  The Board shall have the right, in its sole and
           ------------
absolute discretion, to declare that all Options then outstanding shall become immediately exercisable, notwithstanding any limitations on exercise contained in any Option agreements, if in the opinion of the Board a change in control (as determined by Board) of Eimo is imminent.

     4.8.  Effective Date; Duration. This Plan shall become effective as of the
           ------------------------
Effective Time. This Plan shall automatically expire and terminate upon the earliest to occur of the following: (i) when all Options granted hereunder have been exercised and/or have expired in accordance with terms of the respective Option agreements pursuant to which they were granted without being exercised; or (ii) July 31, 2009. Options granted under this Plan in respect of Triple S Adjusted Options required by the Merger Agreement to be converted and replaced may be exercised according to the terms of the respective Option agreements pursuant to which they are granted and shall continue to be governed by, and interpreted consistent with, the terms of this Plan.

     4.9.  Governing Law. This Plan and determinations made and actions taken
           -------------
pursuant to this Plan shall be governed by, as well as interpreted and construed in accordance with, the laws of the Republic of Finland.

     4.10.  Conflict with Finnish Law. To the extent anything set forth herein
            -------------------------
conflicts with the laws of the Republic of Finland or with Appendix A, this Plan
                                                           ----------
shall be amended to the extent necessary to comply with applicable Finnish laws and Appendix A shall control.
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